PATRIOT TRANSPORTATION HOLDING, INC./NEWS
 Contact: 	John D. Milton, Jr.
		Chief Financial Officer   	    904/396-5733


PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED SEPTEMBER 30, 2008.

Jacksonville, Florida; December 03, 2008 - Patriot Transportation Holding, Inc. (NASDAQ-PATR) reported net income of $3,163,000 or $1.02 per diluted share in the fourth quarter of fiscal 2008, an increase of $841,000 or 36.2% compared to net income of $2,322,000 or $0.74 per diluted share in the same
period last year.   Net income for fiscal year ended September 30, 2008 was
$7,968,000 or $2.55 per diluted share, a decrease of $1,537,000 compared to net income of $9,505,000 or $3.04 per diluted share for the same period last year.

Results for fiscal 2008 benefited from a gain on condemnation of land of $1,916,000, net of income taxes but was adversely impacted by the accrual of retirement benefits of $1,541,000, net of income tax benefits, for the Company's previous President and CEO, whose retirement was effective February 6, 2008. The transportation segment was negatively impacted in fiscal 2008 by reduced demand for flatbed trucking services. Results for fiscal 2008 included a higher effective tax rate of 38.2% versus 35.0% in 2007.
Insurance and losses increased $1,847,000 primarily due to 2007 including a reduction of expense for changes in estimated prior year retained loss reserves along with a $357,000 of prior year insurance recoveries. Gains on sales of transportation equipment in fiscal 2008 were $515,000 lower than gains in fiscal 2007.

Fourth Quarter Operating Results. For the fourth quarter of fiscal 2008, consolidated revenues were $45,700,000, an increase of $6,329,000 or 16.1% over the same quarter last year.

Transportation segment revenues were $39,589,000 in the fourth quarter of 2008, an increase of $6,066,000 over the same quarter last year. Revenue miles in the current quarter were down 3.4% compared to the fourth quarter of 2007 due to reduced loads in the flatbed portion of the transportation segment. Excluding fuel surcharges, revenue per mile increased 8.8% over the same quarter last year.

Real Estate segment revenues for the fourth quarter of fiscal 2008 were $6,111,000, an increase of $263,000 or 4.5% over the same quarter last year. Lease revenue from developed properties increased $217,000 or 5.4%, due to an increase in occupied square footage, higher rental rates on new leases, and increased revenue from reimbursed real estate taxes. Royalties and land rent increased $46,000 or 2.5%.

Consolidated gross profit was $8,192,000 in the fourth quarter of fiscal 2008, an increase of $1,461,000 or 21.7% compared to $6,731,000 in the same period last year. Gross profit in the transportation segment increased $1,913,000 or 57.4% as increased revenue per mile and a decreasing fuel cost more than offset reduced demand for flatbed trucking services. Gross profit in the real estate segment decreased $452,000 or 13.3% from the fourth quarter 2007, due to increased real estate taxes that could not be billed to tenants.


                               Continued

1801 Art Museum Drive /  Jacksonville, Florida  32207 / (904) 396-5733


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Selling, general and administrative expenses for the fourth quarter of fiscal 2008 increased $386,000 over the same quarter last year. Interest expense net of interest income was $648,000 lower than the same quarter last year primarily due to higher construction activity capitalized interest.

During the fourth quarter of fiscal 2008 the Company recorded an additional gain from condemnation of land of $372,000, net of income taxes related to final agreement with the Virginia Department of Transportation on the value of 28 acres taken on December 13, 2007.


Fiscal Year 2008 Operating Results. For the fiscal year 2008, consolidated revenues were $172,049,000, an increase of $17,767,000 or 11.5% over the same period last year.

Transportation revenues were $147,236,000, an increase of $15,294,000 or 11.6%. Revenue miles in the current year were down 3.2%. Decreased construction material freight demand from the downturn in housing pushed revenue miles down in the flatbed operation compared to last year. Excluding fuel surcharges, revenue per mile increased 5.8%.

Real Estate segment revenues for fiscal 2008 were $24,813,000, an increase of $2,473,000 or 11.1% over the same period last year. Lease revenue from developed properties increased $1,341,000 or 8.6%, due to an increase in occupied square footage along with higher rental rates on new leases. Royalties and land rent increased $1,132,000 or 16.9% despite reduced tons mined because of an increase of $284,000 in revenues from timber harvesting, revenue of $575,000 for reimbursement of higher real estate taxes and increases in royalties per ton.

Consolidated gross profit was $29,096,000 in fiscal 2008, a decrease of $1,311,000 or 4.3% compared to $30,407,000 in 2007. Gross profit in the transportation segment decreased $1,494,000 or 8.2% due to an increase in cost of operations and reduced revenue miles but was assisted by increased revenue per mile. Insurance and losses increased $1,847,000 primarily due to 2007 including a reduction of expense for changes in estimated prior year retained loss reserves along with a $357,000 of prior year insurance recoveries. Gains on sales of transportation equipment in fiscal 2008 were $515,000 lower than gains in fiscal 2007. Gross profit in the real estate segment increased $183,000 or 1.5% due to higher rental rates on new leases and $284,000 increased gross profit from timber harvesting offset by increased real estate taxes that could not be billed to tenants.

Selling, general and administrative expenses increased $3,557,000 over last year. The current year includes $2,503,000 accrual of retirement benefits for the Company's previous President and CEO. Payroll and payroll taxes increased $114,000 due to amounts paid to the Company's prior CFO who retired June 16, 2008 along with additional staffing and payroll taxes on stock option exercises. Estimated bad debts expense increased $106,000 primarily due an increase in the estimate of the allowance for doubtful accounts. Audit and legal fees increased $40,000 due to various projects.


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Summary and Outlook.  During the fourth quarter of fiscal 2008, increased revenue per mile in the transportation segment and a decreasing fuel cost more than offset reduced demand for flatbed trucking services. The flatbed portion of the transportation segment continues to face poor freight demand from the housing downturn.

The Company's real estate development business is proceeding with the completion of the ongoing construction of a new warehouse-office building at its Lakeside Business Park but will maintain a watchful eye on national and regional economic health before constructing additional buildings.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; demand for flexible warehouse/office facilities; ability to obtain zoning and entitlements necessary for property development; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through two wholly owned subsidiaries. Florida Rock & Tank Lines, Inc. is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeastern states, hauling primarily construction materials. The Company's real estate group, comprised of FRP Development Corp. and Florida Rock Properties, Inc., acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.



	         PATRIOT TRANSPORTATION HOLDING, INC.
	Summary of Consolidated Revenues and Earnings (unaudited)
                  (In thousands except per share amounts)


                                   Three Months           Fiscal Year
                                      Ended                  Ended
                                   September 30           September 30
                                   ------------           ------------
                                 2008       2007         2008      2007
                                 ----       ----         ----      ----

Revenues                         $ 45,700   39,371       $172,049  154,282
Gross profit                     $  8,192    6,731       $ 29,096   30,407
Income before income taxes       $  5,187    2,834       $ 12,898   14,616
Net income                       $  3,163    2,322       $  7,968    9,505
Earnings per common share:
         Basic                      $1.04     0.76          $2.63     3.15
         Diluted                    $1.02     0.74          $2.55     3.04
Weighted average common shares
   outstanding:
         Basic                      3,028    3,039          3,033    3,022
         Diluted                    3,114    3,148          3,126    3,131

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                       PATRIOT TRANSPORTATION HOLDING, INC.
                       Condensed Balance Sheets (unaudited)
                             (Amounts in thousands)

                                      September 30          September 30
                                          2008                   2007
                                      ------------          ------------

Cash and cash equivalents             $      7,778          $     26,944
Accounts receivable, net                    12,918                10,983
Other current assets                         8,167                 6,559
Property, plant and equipment, net         210,760               192,523
Investment in Brooksville Joint Venture      6,395                 5,904
Other non-current assets                    16,022                10,617
                                      ------------          ------------
       Total Assets                   $    262,040          $    253,530
                                      ============          ============

Current liabilities                   $     23,263          $     20,228
Long-term debt (excluding current
      maturities)                           76,153                80,172
Deferred income taxes                       18,885                15,274
Other non-current liabilities                6,384                 7,395
Shareholders' equity                       137,355               130,461
                                      ------------          ------------

       Total Liabilities and
       Shareholders' Equity           $    262,040          $    253,530
                                      ============          ============



                        PATRIOT TRANSPORTATION HOLDING, INC.
                           Business Segments (unaudited)
                               (Amounts in thousands)

The Company has identified two business segments, Transportation and Real Estate, each of which is managed separately along product lines. All of the Company's operations are located in the Southeastern and Mid-Atlantic states. Operating results for the Company's business segments are as follows:

                                     Three Months Ended    Fiscal Year Ended
                                       September 30          September 30
                                       ------------	     ------------
                                     2008         2007     2008         2007
                                     ----         ----     ----         ----

Transportation Revenues              $ 39,589     33,523   $ 147,236    131,942
Real Estate Revenues                    6,111      5,848      24,813     22,340
                                     --------     ------   ---------    -------

Total Revenues                       $ 45,700     39,371   $ 172,049    154,282
                                     ========     ======   =========    =======

Transportation Operating Profit      $   2,994     1,241   $   7,934      9,693
Real Estate Operating Profit             2,945     3,397      12,288     12,105
Corporate Expenses                       (992)     (766)     (6,738)    (3,446)
                                     ---------     -----   ---------    -------

Total Operating Profit               $   4,947     3,872   $  13,484     18,352
                                     =========     =====   =========    =======

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